IDEXX Laboratories Announces Estimated Impact of U.S. Tax Reform

WESTBROOK, Maine, Jan. 5, 2018 /PRNewswire/ -- IDEXX Laboratories, Inc. ("IDEXX" or the "Company") (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, expects the recently passed Tax Cuts and Jobs Act (the "Tax Legislation") to benefit the Company by reducing its recurring effective tax rate beginning in 2018 by approximately 750-850 basis points. The Company also estimates that the enactment of the Tax Legislation will result in a one-time reduction of approximately $35 million - $45 million in the Company's earnings for the fourth quarter and year ended December 31, 2017, due to the deemed repatriation of the Company's foreign profits, net of the remeasurement of U.S. deferred taxes at the lower enacted corporate tax rate and other adjustments.

The impact of the Tax Legislation may differ from the estimates above, possibly materially, due to, among other things, changes in interpretations and assumptions the Company has made, guidance that may be issued and actions the Company may take as a result of the Tax Legislation. The Company will continue to analyze the Tax Legislation to determine the full effects of the new law, including the new lower corporate tax rate, on the Corporation's financial statements and operations.

The Company will announce financial results for the fourth quarter and year ended December 31, 2017 on February 1, 2018.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the estimated effects of the Tax Legislation on the Company's ongoing effective tax rate and earnings for the fourth quarter and year ended December 31, 2017, and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These forward-looking statements consist of preliminary estimates and are based on management's current expectations and beliefs given currently available information, as well as the Company's current interpretations, assumptions and expectations relating to the Tax Legislation, and are subject to change, possibly materially, as the Company completes its year-end financial statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. IDEXX assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are advised to review IDEXX's filings with the United States Securities and Exchange Commission (the "SEC"), which are available from the SEC's EDGAR database at www.sec.gov and via IDEXX's website at www.idexx.com.

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155